EXHIBIT 10.1

May 21, 2015

Paul Rutenis

876 Brunello Court

Allen, TX 75013

Dear Paul:

I am pleased to offer you the position of Executive Vice President, Merchandising, Planning & Replenishment and Logistics for West Marine, Inc. and it subsidiaries (collectively, the “Company”). We are looking forward to you joining our team.

This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter and your employment is subject to the terms and conditions set forth in this letter.

Position Title:	Executive Vice President, Merchandising, Planning & Replenishment and Logistics. Your principal place of employment will be at our support center located in Watsonville, CA, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Reports To:	Matt Hyde – CEO and President.

Annual Base Salary:	This position offers an initial bi-weekly salary of $15,384.61 which is the equivalent of $400,000.00 on an annual basis. Your base salary is subject to review at least annually and is payable in accordance with the Company’s standard payroll practices, including all withholding and deductions as required by law.

Annual Bonus:	During your employment, you will be eligible to participate in the Company’s annual bonus plan on the same terms and conditions as other similarly situated executives. Your target bonus payout opportunity will be 60% of your annual base salary. Actual payments will be determined per the company plan. If the bonus is earned, You must remain employed on the date the payout is made.

Sign-On Bonus:	One time sign on bonus of $75,000 gross, to be paid within two weeks of hire. If you terminate employment with West Marine within one year of your employment start date, you will reimburse West Marine 100% of the sign on bonus.

Relocation:

Subject to the conditions described below, the Company will reimburse you the following relocation expenses:

1. Company will pay full amounts to pack and move household belongings and personal vehicles.

2. Temporary housing for up to six months.

3. Reasonable commute travel between Texas and California for the first 6-12 months for you (two to three times per month) as well as periodic (monthly) trips for your family.

4. A One-time lump sum payment of $10,000 gross to cover incidentals incurred throughout the course of your relocation to California; and

Under the terms of the West Marine Relocation Policy, if you terminate employment with West Marine within one year of relocating, you will reimburse West Marine 100% of the amount received for such relocation expenses. Relocation to be completed no later than one year from hire date.

Upon acceptance, we will have you work directly with our Relocation Specialist to make your arrangements.

Benefits:

You will be eligible to participate in the associate benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision, 401(k), life insurance, and others, subject to the terms and conditions of such plans and programs. In this regard you agree to the applicable deductions for your contribution requirement from your paycheck, as applicable. You will be credited with 4 weeks of paid vacation as of your hire date. You will accrued 4 weeks of paid vacation annually. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Equity Awards:

The Restricted Stock Units and the Performance-Vested Restricted Stock Units referenced below will be granted on the 10th business day of the calendar month following your hire date, per the terms of the Company’s Omnibus Equity Incentive Plan and Equity Award Grant Policy.

Restricted Stock Units: Grant of 22,000 time-vested restricted stock units (RSUs). The RSUs will vest over a three-year period at 33%, 33% and 34%, respectively, on each anniversary following the grant date, assuming you remain employed on each such date.  All RSUs for which restrictions have not lapsed shall be forfeited and revert to the Company on your termination of employment.

Performance Stock Units:  In addition to the time-vested RSUs, you also will be granted the right to receive performance-vested Restricted Stock Units (PVUs), subject to the achievement of a threshold performance goal described below.  The number of PVUs will not be finalized until the end of the 2015 performance period (which is the full 2015 fiscal year beginning January 4, 2015 and ending on January 2, 2016). As a result, the actual number of PVUs you are granted will be based on the Company’s performance against its Return on Invested Capital (ROIC) goal for the fiscal 2015 performance period. The range of potential PVUs you may receive is as follows (with the actual number interpolated on a straight-line bases if the results are between threshold and maximum performance payout percentages):

Performance Level	Number of PVUs	ROIC Performance Goal %	Resulting Payout % Earned
Below Threshold	0	Under 5.05%	0%
Threshold	2,750	5.05%	50%
Target	5,500	5.73%	100%
Maximum	8,250	6.50%	150%

Assuming the threshold is met and you remain employed, the PVUs will vest over a three-year period at 33%, 33% and 34%, respectively, on each anniversary following the grant date. All PVUs for which restrictions have not lapsed shall be forfeited and revert to the Company on your termination of employment

All equity awards are subject to criteria approved by the Compensation and Leadership Development Committee of the Board of Directors and the terms of the Company’s Equity Award Grant Policy, the Omnibus Equity Incentive Plan, and applicable equity award agreements.

Clawback:	Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation and the policy.

Withholding:	All forms of compensation paid to you as an associate of the Company shall be less all applicable withholdings and deductions.

Stock Ownership Requirements:	As an Executive Vice President of the Company, you will be required to comply with the Company's Stock Ownership Policy.

At-Will Employment:

Your employment with West Marine is for no specific period and constitutes “at-will” employment. As a result, you or the Company are free to terminate the employment relationship at any time, with or without notice and for any reason or for no reason.

Severance	If your employment with the Company is involuntarily terminated for reasons other than cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, you will be eligible to receive severance in accordance with the Company’s Executive Officer Severance Plan.

Contingent Offer:

This offer is contingent on:

1.   Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your       identity and work authorization within three days of your Start Date;

2.   Satisfactory completion of reference checks;

3.   Satisfactory completion of a background investigation, for 8which the required notice and consent forms are attached to this letter; and

4.   The approval of your appointment and compensation package by the Company’s Board of Directors or its appropriate committee.

This offer will be withdrawn if any of the above conditions are not satisfied.

Start Date:	August 10, 2015, subject to the satisfaction of all of the conditions described in this letter.

Representations:	By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

Governing Law:	This offer letter shall be governed by the laws of California, without regard to conflict of law principles.

To indicate your acceptance, please sign, date and return this letter to me via fax at (831) 768-5223.

Welcome aboard Paul! Our entire team looks forward to working with you.

Sincerely,

Matt Hyde

CEO, President

I, Paul Rutenis, have read, understood and officially accept all of the terms of the above offer of employment with West Marine. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

/s/ Paul Rutenis	5-21-15
Signature	Date